EX 99.1

Abeona Therapeutics Announces Dismissal of Securities Class Action Lawsuit

Securities Class Action Lawsuit lacked any valid basis and was voluntarily dismissed

New York, NY, and Cleveland, OH – February 23, 2017 - Abeona Therapeutics Inc. (Nasdaq: ABEO), a leading clinical-stage biopharmaceutical company focused on developing therapies for life-threatening rare genetic diseases, announced today that on February 14, 2017, the plaintiff voluntarily dismissed the putative securities class action lawsuit he had recently filed against the company and certain members of its management, following the Company’s demand that the case be dismissed because it lacked a valid legal and factual basis. The plaintiff based his Complaint, in its entirety, on allegations that been cut and pasted from an internet blog article. No payment or any other consideration was paid by, or on behalf of, the Company or its management in connection with the lawsuit’s dismissal.

“We are gratified to have brought about the prompt dismissal of this meritless case just two months after it began, as it should never have been filed at all,” said Jordan D. Hershman of Morgan, Lewis & Bockius LLP, lead counsel for the Company.

About Abeona: Abeona Therapeutics Inc. is a leading clinical-stage biopharmaceutical company developing gene therapies for life-threatening rare genetic diseases. Abeona's lead programs include ABO-102 (AAV-SGSH) and ABO-101 (AAV-NAGLU), adeno-associated virus (AAV) based genetic therapies for Sanfilippo syndrome (MPS IIIA and IIIB, respectively). Abeona is also developing EB-101 (gene-corrected skin grafts) for recessive dystrophic epidermolysis bullosa (RDEB), EB-201 for epidermolysis bullosa (EB), ABO-201 (AAV-CLN3) gene therapy for juvenile Batten disease (JNCL), ABO-202 (AAV-CLN1) gene therapy for treatment of infantile Batten disease (INCL), and ABO-301 (AAV-FANCC) for Fanconi anemia (FA) disorder and ABO-302 using a novel CRISPR/Cas9-based gene editing approach to gene therapy for rare blood diseases. In addition, Abeona has a plasma-based protein therapy pipeline, including SDF Alpha™ (alpha-1 protease inhibitor) for inherited COPD, using its proprietary SDF™ (Salt Diafiltration) ethanol-free process. For more information, visit www.abeonatherapeutics.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements are subject to numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the impact of competition; the ability to develop our products and technologies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; our belief that initial signals of biopotency and clinical activity, which suggest that ABO-102 successfully reached target tissues throughout the body, including the central nervous system; our belief that the data demonstrate an early and robust systemic delivery of ABO-102, and the increased reductions in CNS GAG support our approach for intravenous delivery for subjects with Sanfilippo syndromes, and other risks as may be detailed from time to time in the Company's Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.

Investor Contact:

Christine Silverstein

Vice President, Investor Relations

Abeona Therapeutics Inc.
+1 (212)-786-6212

csilverstein@abeonatherapeutics.com

Media Contact:
Andre’a Lucca
Vice President, Communications & Operations
Abeona Therapeutics Inc.
+1 (212)-786-6208

alucca@abeonatherapeutics.com